Exhibit 99.1

Contacts:

Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Steve DiMattia
Jennifer Beugelmans,	(415) 896-6820	(646) 277-8706

FOR IMMEDIATE RELEASE

PHARSIGHT REPORTS CONTINUED GROWTH AND PROFITABILITY FOR FISCAL

FIRST QUARTER

Revenue Grows 13% Year-Over-Year; Company Reiterates Full Year Guidance

MOUNTAIN VIEW, Calif., July 28, 2005 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its first quarter of fiscal year 2006, ended June 30, 2005. For the first quarter, revenue was $5.7 million, an increase of 13% compared with revenue of $5.0 million in the first quarter of fiscal year 2005.

Net income for the fiscal first quarter of 2006 increased 170% to $254,000, compared with net income of $94,000 for the same period in the prior fiscal year. Net income attributable to common stockholders during the fiscal first quarter grew to $109,000, compared with a net loss attributable to common stockholders of $81,000 in the first quarter of the prior fiscal year. Basic and diluted earnings per share attributable to common stockholders were $0.01 and $0.00, respectively, compared with $0.00 per share in the first quarter of the prior fiscal year.

Gross margin improved year-over-year to 67% in the first quarter of fiscal 2006, compared with a gross margin of 63% for the first quarter of fiscal 2005.

“Building upon our success during fiscal year 2005, we continued to make strong progress during the first quarter of our new fiscal year,” said Shawn M. O’Connor, president and chief executive officer. “We are successfully executing our strategic growth plan and we continue to benefit from the pharmaceutical industry’s growing interest in modeling and simulation. We believe this interest, coupled with our leading-edge technology and methodology should drive long-term market share gains. This quarter, we have maintained our double-digit revenue growth rate and achieved our sixth consecutive quarter of net income. We have also begun to invest more aggressively in our sales and marketing resources, which we believe will allow us to further penetrate the growing market for our products and services. We believe these investments should allow us to continue to build our pipeline of opportunities for future growth.

“During the quarter we successfully executed our strategies in our consulting services and software businesses, resulting in new and expanded relationships in both business units,” continued Mr. O’Connor. “Within consulting, we have been newly engaged by several leading pharmaceutical companies including Biovail Corporation, Ono Pharmaceutical Co., Ltd., and Kowa Pharmaceuticals. Ono and Kowa are two leading Japanese development companies and these new relationships further establish our presence in Asia. In our software business, we released new versions of both

Pharsight® Knowledgebase Server™ (PKS™) and WinNonlin®, providing key new functionality to our customers. This quarter, we also successfully completed our Drug Model Explorer™ (DMX) implementation at Pfizer Inc. and our PKS implementation at Altana Pharma AG and began to recognize associated revenue for each installation. Finally, we continued to penetrate the market for our DMX software product and signed new licensing agreements with Sankyo Pharma Development and Organon, both in conjunction with existing strategic consulting relationships.”

First Quarter Fiscal 2006 Highlights

During the first quarter of fiscal 2006, Pharsight made significant progress in its software and strategic consulting business units by releasing software upgrades, initiating new consulting engagements and projects, gaining new customers, and expanding its relationships with existing customers. Highlights of these accomplishments include:

Software

•	Released PKS 3.0, which provides additional functionality to users by supporting leading customer platforms and providing enhanced study management capabilities

•	Released WinNonLin 5.0, which is highly integrated with leading data analysis and graphing software products including S-PLUS® and SigmaPlot as well as PKS

•	Completed DMX implementation with Pfizer, Inc. and initiated revenue recognition

•	Completed PKS implementation with Altana Pharma AG (one of the top 50 global pharmaceutical companies) and initiated revenue recognition

•	Entered two new DMX license agreements with leading pharmaceutical companies, Sankyo Pharma Development and Organon, which were two existing strategic consulting services customers

Strategic Consulting Services

•	Expanded strategic consulting services customer base with new consulting engagements with industry leading pharmaceutical development companies

•	Continued expansion of consulting presence in Japan: Presented at the Joint Symposium of Japanese Society of Applied Statistics and Biometric Society in May 2005; signed consulting engagements with Japan-based Ono Pharmaceutical Co., Ltd. and Kowa Pharmaceuticals

•	Further penetrated existing customer base by signing new consulting engagements with Pfizer, Inc., Eisai Medical Research Inc., Sankyo Pharma Development and Biogen Idec, Inc.

•	Increased strategic consulting services unit margins to 53%, up from 40% for the same quarter one year ago

Other Highlights

•	Pfizer’s use of Pharsight’s DMX received the Bio-IT Best Practices Grand Prize Award for Computational Biology and Informatics. The award was created to recognize the most outstanding efforts in bio-IT enabled research. Pfizer used DMX to evaluate a cardiovascular drug and was able to make a well-informed decision regarding development, resulting in significant cost savings.

•	Pharsight’s clinical trial design technology was highlighted in an Economist article entitled, “Models That Take Drugs.”

•	Pharsight, IBM, and sanofi-aventis presented Strategic Uses of Modeling and Simulation in Drug Development, at the Drug Information Association (DIA) Annual Meeting.

•	Pharsight renewed its Silicon Valley Bank credit facility for $3 million, which was updated to include an additional $600,000 facility for equipment financing.

“With our strong fiscal first quarter financial results, we believe we are well positioned to reach our goals for the full year,” continued Mr. O’Connor. “We are continuing to expand our presence with the leading pharmaceutical development companies worldwide and are benefiting from the growing acceptance of modeling and simulation as a strategic development tool. In addition, our strategic investments are already proving to be productive, resulting in new product releases and customers, and allowing us to expand our reputation in the global marketplace,” concluded Mr. O’Connor.

Cash & Liquidity

Pharsight exited the first quarter of fiscal 2006 with cash and cash equivalents of $9.0 million at June 30, 2005 compared with $10.6 million at March 31, 2005 and $8.5 million at June 30, 2004.

“Our cash position this quarter is reflective of the typical seasonality that we see associated with our customers’ budgeting patterns and our internal schedule of cash payments associated with annual expenses, including employee incentives and property plant and equipment purchases,” said Cynthia Stephens, senior vice president and chief financial officer. “This slight decline in our cash balance is consistent with our historical performance during the first half of the fiscal year and we continue to believe that we will achieve positive net cash flow for the full fiscal year.”

Guidance

“We are reiterating our financial guidance for the full fiscal year,” continued Ms. Stephens. “As we have discussed previously, we provide a yearly outlook because our revenue fluctuates from quarter to quarter depending upon the timing of the completion of large software installations. For the fiscal year ending March 31, 2006, we continue to expect revenue to grow between 20% and 25% compared with fiscal year 2005. Depending on revenue mix, net income for the fiscal year is expected to be between 5% and 10% of total revenue.”

The net income guidance for fiscal 2006 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, July 29, 2005 at 10 a.m. Pacific Time to discuss the Company’s first quarter fiscal 2006 results, outlook for the remainder of the fiscal year and current corporate developments. The dial-in number for the conference call is 800-218-9073 for domestic participants and 303-262-2140 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Friday, August 5, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11035198#.

About Pharsight Corporation

Pharsight Corporation (OTCBB:PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our financial model, growth opportunities and strategic investments, our market position, the demand and market for our products and services, financial and product developments, our customer base and our expectations for revenue, net cash flow, gross margin and net income for the fiscal year ending March 31, 2006. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in the demand for Pharsight’s products and services, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Pharsight’s client base, to adopt Pharsight’s solutions. Actual releases of future versions of our software, including any new features and/or functionality that may be included therein, will be on a when-and-if available basis only, and whether any new version will actually be made available remains at the sole discretion of Pharsight. Pharsight is under no obligation whatsoever to release any new versions of its software at any time. Further information on potential factors that could affect actual results is included in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 29, 2005. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, Drug Model Explorer, DMX and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2005	2004
Revenues:
License	$884	$894
Renewal	1,160	1,182
Maintenance	191	43
Services	3,459	2,915

Total revenues	5,694	5,034
Cost of revenues	1,887	1,844

Gross margin	3,807	3,190
Operating expenses:
Research and development	872	710
Sales and marketing	1,278	1,092
General and administrative	1,370	1,254

Total operating expenses	3,520	3,056

Income from operations	287	134
Other income (expense), net	(12)	(36)

Income before income taxes	275	98
Provision for income taxes	(21)	(4)

Net income	254	94
Preferred stock dividend	(145)	(175)

Net income (loss) attributable to common stockholders	$109	$(81)

Earnings per share attributable to common stockholders:
Basic	$0.01	$(0.00)

Diluted	$0.00	$(0.00)

Shares used to compute earnings per share attributable to common stockholders:
Basic	19,345	19,058

Diluted	22,043	19,058

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,035	$10,579
Accounts receivable, net	4,723	4,809
Other current assets	639	594

Total current assets	14,397	15,982

Property and equipment, net	1,005	604
Other assets	152	236

Total assets	$15,554	$16,822

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$729	$862
Accrued expenses	2,149	2,635
Deferred revenue	6,652	7,178
Current portion of notes payable and capital leases	1,975	1,975

Total current liabilities	11,505	12,650

Deferred revenue, long term	108	126
Capital leases and notes payable, less current portion	167	410
Redeemable convertible preferred stock	6,266	6,266
Stockholders’ deficit	(2,492)	(2,630)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$15,554	$16,822